Exhibit 14.1

AADI BIOSCIENCE, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Adopted on August 26, 2021)

INTRODUCTION AND PURPOSE

Aadi Bioscience, Inc. (together with any subsidiaries, collectively the “Company”) has adopted this Code of Business Conduct and Ethics (this “Code”) to deter wrongdoing and to promote:

1. Fair and accurate financial reporting;

2. Compliance with applicable laws, rules and regulations including, without limitation, full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with, or submit to, the U.S. Securities and Exchange Commission and in the Company’s other public communications;

3. The prompt internal reporting of violations of this Code as set forth herein;

4. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; and

5. A culture of honesty and accountability.

For purposes of this Code, the Company’s Chief Financial Officer (or such other person designated by the Company) serves as the Compliance Officer. The Compliance Officer may designate others, from time to time, to assist with the execution of his or her duties under this Code.

SCOPE AND APPLICABILITY

This Code applies to all directors, officers and employees of the Company (collectively, “Covered Persons”). In addition, the Company expects our contractors, consultants and agents to act in accordance with the principles of this Code.

This Code serves as a guide, and the Company expects Covered Persons to use good judgment and adhere to the high ethical standards to which the Company is committed.

Covered Persons are expected to read the policies set forth in this Code and ensure that they understand and comply with them. The Compliance Officer is responsible for applying these policies to specific situations in which questions may arise and has the authority to interpret these policies in any particular situation.

Covered Persons should direct any questions about this Code or the appropriate course of conduct in a particular situation to their manager or supervisor, the Compliance Officer or Human Resources, who may consult with the Company’s outside legal counsel or the Company’s Board of Directors (the “Board”), as appropriate.

All Covered Persons should read this Code in conjunction with other policies applicable to them.

POLICY

A.	FINANCIAL REPORTS AND OTHER RECORDS – DISCLOSURE

Covered Persons are responsible for the accurate and complete reporting of financial information within their respective areas and for the timely notification to senior management of financial and non-financial information that may be material to the Company to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with government agencies or releases to the general public.

Each Covered Person involved in the Company’s disclosure process must familiarize themselves with the disclosure requirements applicable to the Company and the business and financial operations of the Company, and must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

Covered Persons must maintain all Company books, records, accounts, and financial statements in reasonable detail, and reflect the matters to which they relate accurately, fairly, and completely. Furthermore, Covered Persons must ensure that all books, records, accounts and financial statements conform both to applicable legal requirements and to the Company’s system of internal controls.

Covered Persons must carefully and properly account for all assets of the Company. Covered Persons may not establish any undisclosed or unrecorded account or fund for any purpose. Covered Persons will not make any false or misleading entries in the Company’s books or records for any reason or disburse any corporate funds or other corporate property without adequate supporting documentation and authorization. Covered Persons will not misclassify transactions related to accounts, business units or accounting periods. Each Covered Person bears responsibility for ensuring that they are not party to a false or misleading accounting entry.

B.	CONFLICTS OF INTEREST

Covered Persons must act and behave in the Company’s best interests and not based on personal relationships or benefits. Covered Persons should avoid situations where personal activities and relationships conflict, or appear to conflict, with the Company’s interests. Examples of conflicts of interest may include transactions with family members, interests in other businesses, gifts or gratuities and personal use of Company assets.

Evaluating whether a conflict of interest exists can be difficult and may involve a number of considerations. Covered Persons should seek guidance from their manager or supervisor, the Compliance Officer or Human Resources when they have any questions or doubts.

If a Covered Person is aware of an actual or potential conflict of interest where their interests may conflict with the Company’s interests, or is concerned that a conflict might develop, they should discuss with their manager or supervisor, the Compliance Officer or Human Resources and then obtain approval from the Compliance Officer before engaging in that activity or accepting something of value.

C.	CORPORATE OPPORTUNITIES

Except as otherwise set forth in the Company’s certificate of incorporation and bylaws, Covered Persons owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Covered Persons are prohibited from taking or directing to a third party to take, a business opportunity that is discovered through the use of Company property, information or position, unless the Company has already been offered the opportunity and turned it down. Covered Persons are further prohibited from competing with the Company directly or indirectly during their employment or other relationship with the Company and as otherwise provided in any written agreement with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Covered Persons should discuss with their manager or supervisor, the Compliance Officer or Human Resources if they have any questions.

D.	PROTECTION OF ASSETS, CONFIDENTIALITY AND COMMUNICATIONS

All Covered Persons should endeavor to protect the Company’s assets and ensure their efficient use. Any suspected incident of fraud or theft should be reported immediately to the Covered Person’s manager or supervisor or the Compliance Officer for investigation.

In carrying out the Company’s business, Covered Persons may learn confidential or proprietary information about the Company, its customers, suppliers or business partners. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the Company (or other company) or useful to competitors if disclosed.

Covered Persons must maintain the confidentiality of information about the Company and other companies entrusted to them by the Company, use the information only for permissible business purposes and in accordance with any restrictions imposed by the disclosing party and limit the use and dissemination of the confidential information, both inside and outside the Company, to people who need to know the information for business purposes and who are bound by similar obligations of confidentiality, unless disclosure is authorized or legally mandated.

The obligation to protect confidential information does not end when a Covered Person stops employment or other relationship with the Company. Any questions about whether information is confidential should be directed to the Compliance Officer.

Any Covered Person who is contacted by a member of the financial community, the press or any other outside organization or individual should refer them to the General Counsel or Chief Financial Officer (or such other person performing the duties of such function). Any questions on overall business trends, business in different geographies, pricing, suppliers, new products or technologies, lawsuits or disputes or any other aspects of the Company’s business should be referred to the General Counsel or Chief Financial Officer (or such other person performing the duties of such function).

E.	FAIR DEALING

The Company and all Covered Persons will never seek competitive advantages through illegal or unethical business practices. Each Covered Person should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors, business partners and employees. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing or practice.

F.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

All Covered Persons must respect and obey all laws when carrying out responsibilities on behalf of the Company and refrain from illegal conduct.

Covered Persons have an obligation to be knowledgeable about specific laws, rules and regulations that apply to their areas of responsibility. If a law conflicts with a policy in this Code, Covered Persons must comply with the law.

Any questions as to the applicability of any law should be directed to the Compliance Officer. The following is a brief summary of certain topics about which Covered Persons should be aware:

1. Antitrust. Antitrust laws (or, as they are known in most of the world, “competition” laws) are designed to foster competitive markets and prohibit activities that unreasonably restrain trade. In general, actions taken in combination with another company that unreasonably reduce competition may violate antitrust laws. Certain types of agreements with competitors (including, but not limited to, agreements on prices and output) are always illegal and may result in criminal penalties such as prison terms for the individuals involved and large fines for the companies involved. In addition, unilateral actions by a company with market power in the sale or purchase of a particular good or service may violate antitrust laws if those actions unfairly exclude competition. As a result of the numerous antitrust laws and enforcement regimes in various jurisdictions inside and outside the United States, at times it is possible that certain actions may simultaneously violate some jurisdictions’ antitrust laws while not violating other jurisdictions’ antitrust laws.

The Company is dedicated to complying with the numerous laws that govern competition. Any activity that undermines this commitment is unacceptable. The laws governing this area are complex, and Covered Persons should contact the Compliance Officer before taking any action that may implicate these laws whenever appropriate. (For additional guidance, please refer to the Company’s “Engaging with Competitors Policy.”)

2. Health, Safety and Environment. The Company works to conduct its business activities and operations in a manner that promotes protection of people and the environment to the extent practicable. Covered Persons are responsible for complying with all applicable laws, rules and regulations governing health, safety and the environment.

3. Fair Employment Practices. The Company strives to maintain a work environment in which all individuals are treated with respect and dignity. Every individual has the right to work in a professional atmosphere that promotes equal employment opportunities and where discriminatory practices, including harassment, are prohibited.

The Company requires each Covered Person to treat all colleagues in a respectful manner and to forge working relationships that are uniformly free of bias, prejudice and harassment. The Company prohibits discrimination against or harassment of any team member on the basis of race, religion or religious creed (including religious dress and grooming practices), color, ethnic or national origin, sex (including pregnancy, childbirth, breastfeeding or related medical conditions), nationality, national origin, ancestry, immigration status or citizenship, age, physical or mental disability, medical condition (including genetic information or characteristics, or those of a family member), military service or veteran status, marital status or family care status, sexual orientation, family medical leave, gender (including gender identity, gender expression, transgender status or sexual stereotypes), political views or activity, status as a victim of domestic violence, sexual assault or stalking, or any other basis or classification protected by applicable federal, state or local law.

Any Covered Person who is found to have discriminated against another Covered Person is subject to discipline up to and including termination.

No individual will suffer any reprisals or retaliation for making complaints or reporting any incidents of discrimination or perceived discrimination, or for participating in any investigation of incidents of discrimination or perceived discrimination.

4. Foreign Corrupt Practices and Anti-Bribery Laws. The Company has a “zero tolerance” policy and strictly prohibits all forms of bribery and corruption, regardless of whether they involve a public official or a private person. Bribery and corruption are antithetical to the Company’s commitment to operating with the utmost integrity and transparency and are also prohibited under the laws of most countries around the world, including pursuant to laws such as the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act of 2010. Covered Persons should seek guidance from the Compliance Officer when they have any questions. (For additional guidance, please refer to the Company’s “Anti-Bribery Policy.”)

5. Insider Trading. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material non-public information about that company. Because Covered Persons will have knowledge of specific confidential information that is not disclosed outside the Company which will constitute material nonpublic information, trading in the Company’s securities or in the securities of those companies with which the Company does business by Covered Persons or persons to whom Covered Persons provide material nonpublic information could constitute insider trading, violating the law. It is a Covered Person’s responsibility to comply with these laws and not to share material nonpublic information. (For additional guidance, please refer to the Company’s “Insider Trading Policy.”)

6. Relationship Policy. Conflicts of interest can arise based on the activities of third parties in significant relationships (e.g., domestic partners, dating relationships etc.). An actual or potential conflict of interest occurs when an individual is in a position to influence a decision that may result in a personal gain for that individual as a result of business dealings with the Company (e.g., a personal relationship with a subordinate Covered Person or vendor). In addition, personal or romantic involvement with a competitor, supplier or subordinate creates an actual or potential conflict of interest.

A Covered Person who is involved in any of the types of relationships or situations described in this Code should immediately and fully disclose the relevant circumstances to the Compliance Officer or Human Resources for guidance about whether a potential or actual conflict exists. When necessary, the Company will take appropriate action according to the circumstances. In cases where there is an actual or potential conflict because of the relationship between a Covered Person and others engaged in business dealings with the Company, even if there is no line of authority or reporting involved, the individual(s) may, at the Company’s sole discretion, be separated by reassignment or terminated from employment or engagement. Failure to comply with this Code may result in disciplinary action, up to and including termination.

7. Policy Concerning Employment of Relatives. The Company may hire relatives of Covered Persons where there are no potential problems of supervision, morale, or potential conflicts of interest. Covered Persons who marry or become related will be permitted to continue to work as long as there are no substantial conflicts. Reasonable accommodations will be made when possible in the event a conflict arises. For the purpose of this Code, a relative is any person who is related by blood or marriage or whose relationship with the Covered Person is similar to that of persons who are related by blood or marriage. A Covered Person should immediately and fully disclose the relevant circumstances to the Compliance Officer or Human Resources for guidance about whether a potential or actual conflict exists.

8. Anti-Money Laundering. The Company is committed to complying fully with all anti-money laundering laws. Money laundering generally involves conducting a transaction to conceal the illegal origins of funds or to facilitate illegal activity. The Company aims to conduct business only with reputable customers and business partners involved in legitimate business activities using funds derived from legitimate sources. Covered Persons should avoid engaging in any transaction that is structured in any way that could be viewed as concealing illegal conduct or the tainted nature of the proceeds or assets at issue in the transaction.

9. U.S. Economic Sanctions Compliance and Export Controls. The Company requires compliance with laws and regulations governing trade in both the United States and in the countries where the Company conducts its business. A number of countries maintain controls on the export of hardware, software and technology. Some of the strictest export controls are maintained by the United States against countries and certain identified individuals or entities that the U.S. government considers unfriendly or as supporting international terrorism. These controls include:

(a)

Restrictions on the export and reexport of products, services, software, information, or technology that can occur via physical shipments, carrying by hand, electronic transmissions (e.g., emails, distribution of source code and software) and verbal communications;

(b)

Sanctions and embargoes that restrict activities including exports, monetary payments, travel and the provision of services to certain individuals (including individuals and entities included in, and owned or controlled by an individual or entity included in, the List of Specially Designated Nationals & Blocked Persons, the Sectoral Sanctions Identifications (SSI) List or Foreign Sanctions Evaders List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any other applicable list of sanctioned, embargoed, blocked, criminal or debarred persons maintained by any U.S. or non-U.S. government, the European Union, Interpol, the United Nations, the World Bank or any other public international organization relevant to Company business), companies and countries;

(c)	International boycotts not sanctioned by the U.S. government that prohibit business activity with a country, its nationals or targeted companies; and

(d)	Imports of products that are subject to the importing country’s customs laws and regulations, which apply regardless of the mode of transportation, including courier shipments and carrying by hand.

Covered Persons must comply with all applicable trade controls and must not cause the Company to be in violation of those laws. If a Covered Person becomes aware of any information suggesting that the Company has or may in the future engage in a transaction that could violate applicable economic sanctions, they should report this information to the Compliance Officer immediately. In addition, please consult the Compliance Officer in relation to any proposed export of Company products, materials or services.

10. Keeping the Audit Committee Informed. The Audit Committee of the Board plays an important role in ensuring the integrity of the Company’s public reports. If a Covered Person believes that questionable accounting or auditing conduct or practices have occurred or are occurring, they should notify the Audit Committee. In particular, any Covered Person should promptly bring to the attention of the Audit Committee any information of which they may become aware concerning:

(a)	The accuracy of material disclosures made by the Company in its public filings;

(b)	Material weaknesses or significant deficiencies in internal control over financial reporting;

(c)	Any evidence of fraud that involves a Covered Person who has a significant role in the Company’s financial reporting, disclosures or internal controls or procedures; or

(d)	Any evidence of a material violation of the policies in this Code regarding financial reporting.

11. Maintaining and Managing Records. The Company is required by local, state, federal, foreign and other applicable laws, rules, and regulations to retain certain records and to follow specific guidelines in managing its records. Records include all recorded information, regardless of medium or characteristics. Civil and criminal penalties for failure to comply with such guidelines can be severe for the Company, Covered Persons and agents, consultants and contractors of the Company.

Additionally, Covered Person should remember that all Company issued devices, computers, hardware, cell phones, media, documents, records and information are the property of the Company. As such, the Company requires Covered Persons to cooperate with any request made by the Compliance Officer to preserve or produce any documents, records, information, devices, computers, hardware, cell phones or other media. Covered Persons should consult with the Compliance Officer regarding the retention of records in the case of an actual or threatened litigation or government investigation. The Compliance Officer will notify Covered Persons if a legal hold is placed on records for which Covered Persons are responsible. A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The Compliance Officer determines and identifies what types of records or documents are required to be placed under a legal hold. If a legal hold is placed on records for which Covered Persons are responsible, Covered Persons must preserve and protect the necessary records in accordance with instructions from the Compliance Officer. Records or supporting documents that are subject to a legal hold must not be destroyed, altered or modified under any circumstance. A legal hold remains effective until it is officially released in writing by the Compliance Officer. If a Covered Person is unsure whether a document has been placed under a legal hold, they should preserve and protect that document while they check with the Compliance Officer.

12. Political Activities. The Company does not make contributions to political candidates or political parties except as permitted by applicable laws.

Covered Persons engaging in political activity will do so as private citizens and not as representatives of the Company. A Covered Person’s personal lawful political contribution, or decision not to make a contribution, will not influence the Covered Person’s compensation, job security or opportunities for advancement.

G.	COMPLIANCE AND REPORTING

1. Seeking Guidance. Covered Persons are encouraged to seek guidance from their manager or supervisor, the Compliance Officer or Human Resources when in doubt about the best course of action to take in a particular situation. In most instances, questions regarding this Code should be brought to the attention of the Compliance Officer.

2. Reporting Violations. If a Covered Person knows of or suspects a violation of this Code, or of applicable laws and regulations (including complaints or concerns about accounting, internal accounting controls or auditing matters), or a Covered Person has concerns about a situation that they believe does not reflect the Company’s culture and values, the Covered Person must report it immediately to their manager or supervisor, the Compliance Officer or Human Resources. A Covered Person may also report concerns (anonymously if the Covered Person wishes) (i) via the Company’s confidential independent secure web portal at https://www.whistleblowerservices.com/aadi or reporting hotline at 1-877-289-7474, both available 24 hours per day, seven days per week, (ii) by mail to Aadi Bioscience, Inc., 17383 Sunset Boulevard, Suite A250, Pacific Palisades, California 90272, Attn: Compliance Officer or (iii) via email at lthibault@aadibio.com.

All reports will be kept confidential, to the extent practical, except where disclosure is required to investigate a report or mandated by law. The Company does not permit retaliation of any kind for good faith reports of violations or possible violations.

3. Investigations. Reported violations will be promptly and thoroughly investigated. As a general matter, the Board will oversee investigations of potential violations by directors or executive officers, and the Compliance Officer will oversee investigations of potential violations by other Covered Persons. However, it is imperative that the person reporting the violation not conduct an investigation on their own. Covered Persons are expected to cooperate fully with any appropriately authorized investigation, whether internal or external, into reported violations. Covered Persons should never withhold, tamper with, or fail to communicate relevant information in connection with an appropriately authorized investigation.

In addition, Covered Persons are expected to maintain and safeguard the confidentiality of an investigation to the extent possible, except as otherwise provided below or by applicable law. Making false statements to or otherwise misleading internal or external auditors, investigators, legal counsel, Company representatives, regulators or other governmental entities may be grounds for immediate termination of employment or other relationship with the Company and also be a criminal act that can result in severe penalties.

4. Sanctions. Covered Persons who violate this Code may be subject to disciplinary action, up to and including termination of employment. Moreover, Covered Persons who direct or approve of any conduct in violation of this Code, or who have knowledge of such conduct but do not immediately report it may also be subject to disciplinary action, up to and including termination of employment ort engagement. A director who violates this Code or directs or approves conduct in violation of this Code will be subject to action as determined by the Board.

Furthermore, violations of some provisions of this Code are illegal and may subject Covered Persons to civil and criminal liability.

Disclosure. Nothing in this Code limits or prohibits Covered Persons from engaging for a lawful purpose in any “Protected Activity.” “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating or participating, with any state, federal or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission and the National Labor Relations Board. Notwithstanding any other policies in this Code (or elsewhere), Covered Persons are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are Covered Persons obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Covered Persons must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant government agencies. “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications; any such disclosure, without the Company’s written consent, violates Company policy. (For additional guidance, please refer to the Company’s “Whistleblower Policy”.)

H.	WAIVERS OF THIS CODE

Any amendment or waiver of any provision of this Code must be approved in writing by the Board or, if appropriate, its delegate(s), and promptly disclosed pursuant to applicable laws and regulations. Any waiver or modification of this Code for the principal executive officer, principal financial officer, principal accounting officer, controller or any other persons performing similar functions in the Company will be promptly disclosed to stockholders if and as required by applicable law or the rules of the stock exchange on which the securities of the Company are listed.

I.	AMENDMENT

The Company reserves the right to amend this Code at any time, for any reason, subject to applicable laws, rules, and regulations.

K.	ACKNOWLEDGMENT

All Covered Persons must sign an acknowledgment form confirming that they have read this Code and that they understand and agree to comply with its provisions, both at the time of hire and annually thereafter. Signed acknowledgment forms will be kept in Covered Person personnel files. Failure to read this Code or to sign an acknowledgment form does not excuse any person from complying with all of the terms of this Code.

ACKNOWLEDGMENT

AADI BIOSCIENCE, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1. I acknowledge that I have received and read the Company’s Code of Business Conduct and Ethics.

2. I acknowledge that I understand the standards, policies and procedures contained in the Code of Business Conduct and Ethics and understand that there may be additional standards, policies, procedures, and laws relevant to my employment or other relationship with the Company.

3. I agree to comply with the Code of Business Conduct and Ethics.

4. I acknowledge that if I have questions concerning the meaning or application of the Code of Business Conduct and Ethics, any Company policies or the legal or regulatory requirements applicable to my position, it is my responsibility to seek guidance from my manager or supervisor, the Compliance Officer or Human Resources.

5. I acknowledge that neither this Acknowledgment nor the Code of Business Conduct and Ethics is meant to vary or supersede the regular terms and conditions of my employment by, or other relationship with, the Company or to constitute an employment contract.

Please review, sign, and return this Acknowledgment to Human Resources.

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